UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2013 (July 3, 2013)

 Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

(303) 381-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01    Entry into a Material Definitive Agreement.

On July 3, 2013, Array entered into a Drug Discovery Collaboration Agreement (the “Agreement”) with Loxo Oncology, Inc. (“Loxo”), pursuant to which Array has granted Loxo exclusive rights to develop and commercialize certain Array-invented compounds targeted at a specified novel oncogenic activating mutation. Under the terms of the Agreement, Loxo will fund further pre-clinical research to be conducted by Array during a three-year discovery research phase, which may be extended by Loxo for up to two additional one-year renewal periods. If Loxo selects a target during the research phase of the Agreement, Loxo will be responsible for clinical development and commercialization. Array will be entitled to receive up to $434 million in milestone payments if certain clinical, regulatory and sales milestones are achieved and royalties on sales of any resulting drugs. In further consideration of the rights granted to Loxo under the Agreement, Array also received shares of stock in Loxo.

The Agreement will continue on a country-by-country basis until the termination of the royalty payment obligations, unless terminated earlier by the parties in accordance with its terms. The Agreement may be terminated by either party upon the failure of the other party to cure any material breach of its obligations under the Agreement, provided that, so long as Loxo is reasonably able to pay its debts as they are due, Array will only be entitled to seek monetary damages, and will not have the right to terminate the Agreement, in the event of Loxo's breach after expiration of the discovery research phase. Loxo also has the right, after the one-year anniversary of the Agreement, to terminate the Agreement or to terminate discovery research with respect to any targets under development on six month's notice to Array. If Loxo terminates the Agreement for convenience, all licenses granted to Loxo will terminate and Array will have all rights to further develop and commercialize the licensed programs. Array and Loxo have each also agreed to indemnify the other party for breaches of representations and warranties under the Agreement.

Array expects to file the Agreement as an exhibit to its Annual Report on Form 10‑K for the year ended June 30, 2013 and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the text of the Agreement when filed.

Array issued a press release on July 10, 2013 announcing the Agreement, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Array BioPharma Forward-Looking Statement
This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about future plans to progress and develop the program licensed under the Agreement, our potential to earn royalties on future sales of any drugs that may be approved for marketing and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements. We are providing this information as of July 10, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Announcing Drug Discovery Collaboration Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2013	Array BioPharma Inc.

	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Announcing Drug Discovery Collaboration Agreement